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                                                                   EXHIBIT 4.19


                     VOLUNTARY RESALE RESTRICTION AGREEMENT

        THIS AGREEMENT is dated for reference this 19th day of November, 2001

        BETWEEN SmartGate, Inc., a Nevada corporation having offices at 4400 Independence Court, Sarasota, Florida, (the "Issuer"), and Robert T. Roth, businessman having offices at 6008 Bay Valley Court, Orlando, Florida 32819 ("Mr. Roth").

WHEREAS

        A. Mr. Roth has acquired six hundred forty-four thousand two hundred ninety-two (644,292) common shares $0.001 par value in the capital of the Issuer incorporated under the laws of Nevada, pursuant to that certain Contribution Agreement entered into by and among the Issuer, SmartGate, L.C. and the members of SmartGate, L.C. which included Mr. Roth; and

        B. Mr. Roth has agreed that it would be in the best interest of Mr. Roth and the Issuer if Mr. Roth would subject all of the shares of SmartGate, Inc., which are currently owned by Mr. Roth, his family or affiliates, or which may, during the term of this Agreement, be acquired by Mr. Roth or his assigns to a voluntary arrangement restricting resale (the "Arrangement") as provided herein.

        NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and conditions contained herein and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Parties covenant and agree as follows:

1.      VOLUNTARY RESALE RESTRICTION ARRANGEMENT

        1.1 STOP TRANSFER. Concurrently with the execution of this Agreement or immediately thereafter, as any additional shares of the Issuer are issued to Mr. Roth, the Issuer will instruct Liberty Transfer Company (the "Transfer Agent") or replacement therefrom, to make a notation on its books putting a stop transfer on the shares (except 100,000 shares as provided in Paragraph 2.2(a) which shall not be restricted by this Agreement) registered in the name of Mr. Roth. Such stop transfer will be removed from the shares as provided below in paragraph 2.2.

        1.2 VOTING RIGHTS. Mr. Roth may exercise all voting rights attached to the shares while the stop transfer is in place.

        1.3 No WAIVER. For greater certainty, Mr. Roth waives no rights attached to the shares by reason of the execution of this Agreement, other then the right to sell the shares while they are subject to the Arrangement provided herein.

        1.4 RESTRICTION ON TRANSFER. While the shares are subject to this Arrangement, Mr. Roth shall not assign, deal with, pledge, sell, trade or transfer in any manner whatsoever, or agree to do so in the future, any of the shares or any beneficial interest in them, except as otherwise herein provided.

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        Except in respect of the foregoing, the Issuer shall not effect or acknowledge any transfer, trade, pledge, hypothecation, assignment, declaration of trust or any other documents evidencing a change in the legal or beneficial ownership of or interest in the shares.

        1.5 DEATH OR BANKRUPTCY. Upon the death or bankruptcy of Mr. Roth, the assignee of the shares shall receive said shares, subject to and shall be bound by, the terms and provisions of this Agreement. Such assignee may be required by the Issuer to execute a joinder to this Agreement as a condition to assigning said shares on the books and records of the Issuer and its Transfer Agent.

        1.6 LEEND. Mr. Roth agrees to surrender all certificate(s) representing the shares (and any after acquired shares) so that the Transfer Agent may place an appropriate stop-transfer legend on said certificate(s) noting the existence of this Agreement.

        1.7 RADIO METRIX INC. Mr. Roth is a shareholder of Radio Metrix, Inc. Issuer and Radio Metrix, Inc. have entered into a Letter of Intent, pursuant to which Radio Metrix, Inc. may be acquired in a merger transaction by Issuer. In the event such Letter of Intent is concluded and additional shares or entitlement to shares are issued or granted to Mr. Roth, such shares and entitlement shall automatically and immediately be subject to this Arrangement and the stop-transfer as set forth herein. Further, should Mr. Roth acquire any other or additional shares of the Issuer during the term of this Agreement, whether in open market or private transactions, said shares shall be subject to the restrictions as provided herein and such restriction shall be so noted with the Transfer Agent.

2.      RELEASE FROM ARRANGEMENT

        2.1 RETENTION OF STOP TRANSFER. Mr. Roth irrevocably directs the Issuer to retain the stop transfer on the shares until the shares are released from this Arrangement pursuant to Paragraph 2.2.

        2.2 RELEASE INSTRUCTIONS.

               (a) 100,000 shares owned by Mr. Roth shall not be restricted by this Agreement and shall be released from the restrictions of this Agreement provided such shares are sold in accordance with a private transaction, and the Issuer shall so notify the Transfer Agent of such release of the 100,000 shares for sale by Mr. Roth (provided the shares are sold in accordance with a private transaction).

               (b) At the end of 13 months from the date of this Agreement, Issuer shall release an additional 100,000 shares from the restrictions provided in this Agreement, provided that such shares are only sold in a private transaction (and not in a transaction in the public trading market).

               (c) All restrictions set forth in this Agreement shall lapse and be of no further effect 19 months following the execution of this Agreement. Upon lapse of said restrictions, the Issuer shall notify the Transfer Agent to remove the stop transfer instructions. Upon tender of the certificate(s) by Roth to the Transfer Agent, the Transfer Agent will be instructed to issue a certificate without a legend describing or relating to this Agreement.







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        2.3    PARTIAL TERMINATION. The release from this Agreement of any of the shares shall terminate this Agreement only in respect of the shares so released.

3.      MATTERS INVOLVING ISSUER

        3.1 INDEMNITY. Mr. Roth shall release, indemnify and save harmless the Issuer from and against all costs, charges, claims, demands, damages, losses and expenses resulting from administering this Agreement and compliance in good faith with this Agreement.

4.      MISCELLANEOUS

        4.1 AMENDMENT OF AGREEMENT. This Agreement may be amended only by the written agreement between the Issuer and Mr. Roth.

        4.2 FURTHER ASSURANCES. The Parties shall execute and deliver any documents and perform any acts necessary to carry out the intent of this Agreement.

        4.3 GOVERNING LAWS. This Agreement shall be construed in accordance with and governed by the laws of Nevada.

        4.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement.

        4.5 SINGULAR/PLURAL. Wherever a singular expression is used in this Agreement, that expression is deemed to include the plural or the body corporate where required by the context.

        4.6 ENUREMENT. This Agreement enures to the benefit of and is binding on the parties and their heirs, executors, administrators, successors and permitted assigns.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date and year first above written.

                                      SMARTGATE, INC.



/s/ ROBERT T. ROTH                    /s/ STEPHEN A. MICHAEL PRESIDENT
-----------------------               ---------------------------------
Robert T. Roth                        Authorized Signatory
                                      STEPHEN A. MICHAEL  AS PRESIDENT


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                                    AGREEMENT


        This Agreement, dated November 19, 2001 between SmartGate, Inc., Bob Roth and G.M. Capital Partners, Ltd. is to set forth the parties agreement that the Voluntary Resale Restriction Agreement dated November 19, 2001 between SmartGate, Inc. and Bob Roth, attached hereto as Exhibit A cannot be cancelled, considered null and void or amended in any form without the written consent of G.M. Capital Partners Ltd.

G.M. Capital Partners, Ltd.           SmartGate, Inc.



                                      /s/ STEPHEN A. MICHAEL, PRESIDENT
-------------------------             ---------------------------------
Authorized Signatory                  Authorized Signatory



/s/ BOB ROTH
-------------------
Bob Roth